UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 26, 2009

Level 3 Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On October 26, 2009, Level 3 Communications, Inc. (the “Company”) and Southeastern Asset Management, Inc. (“Southeastern”) entered into a Standstill Agreement (the “Standstill Agreement”), which amended and restated the standstill agreement between the Company and Southeastern dated as of November 19, 2007. This Standstill Agreement supersedes the standstill and restriction on transfer provisions that were agreed to by the Company and Southeastern in the November 2009 standstill agreement by increasing the total number of shares of common stock that Southeastern may beneficially own and extending the term of the standstill agreement from February 2011 to February 2013.

Pursuant to the provisions of the Standstill Agreement, Southeastern will not, until February 18, 2013, without the prior written consent of a majority of the entire Board of Directors of the Company, either directly or indirectly (including in a manner willfully designed to circumvent the following provisions), alone or in concert with others:

(i)            in any manner acquire, agree to acquire or make any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer):

A.            any material assets of the Company or any subsidiary of the Company; or

B.            any common stock, voting securities or derivative securities of the Company (x) other than in open market transactions that do not involve the issuance of common stock by the Company and (y) unless after giving effect to such acquisition Southeastern would Beneficially Own (as defined in the Standstill Agreement) less than 557,300,000 shares of the Company’s common stock (subject to appropriate adjustment to take into account any stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring after the date hereof); provided that Southeastern will in no event make any such acquisition for its own account or on behalf of any advisory client if it or such advisory client is on the date of such purchase or would become, as a result of such purchase, a “5-percent shareholder” of the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (including all applicable attribution rules) (the “Code”);

(ii)           enter into any arrangements, understandings or agreements (whether written or oral) with any person or take any action, that would cause, or have the effect of causing, directly or indirectly, (1) a “change of control” as defined in the indentures, supplemental indentures or credit agreements, as the case may be, relating to any indebtedness for borrowed money of the Company or any of its subsidiaries or (2) the Company to undergo an “ownership change” within the meaning of the Code;

(iii)          form, join or participate in a Group (as defined by the SEC’s rules) in connection with any of the foregoing; or

(iv)         make or cause the Company to make a public announcement regarding any intention of Southeastern to take an action which would be prohibited by any of the foregoing.

In addition, until February 18, 2013, Southeastern will not sell, assign, pledge, transfer or otherwise dispose or encumber (“Transfer”) to any person or persons any shares of the

Company’s common stock that it Beneficially Owns (x) in negotiated transactions (including in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) if such person (together with its affiliates) would Beneficially Own, after giving effect to such Transfer (or series of Transfers), twenty percent (20%) or more of the common stock; provided that a sale of common stock by Southeastern in an open market broker sale transaction complying with Rules 144(f) and (g)(1) and (g)(2) under the Securities Act without knowledge by Southeastern of the identity of the acquiror at the time of the sale transaction will not constitute a negotiated transaction, or (y) if the price paid in such transaction is at a premium to the then-current market price of the common stock during regular trading hours on the national securities exchange on which the common stock is then traded.

Southeastern will be permitted, however, to tender any shares of common stock it Beneficially Owns pursuant to a tender offer by a third party for shares of common stock that is open to all stockholders of the Company, so long as a majority of the entire Board of Directors has recommended to the stockholders of the Company that such stockholders accept such tender offer and tender their shares in such tender offer.

The terms of the November 2007 standstill agreement permitted Southeastern to beneficially own up to 459,500,000 shares of common stock.  On November 17, 2008, the Company granted Southeastern a waiver under the November 2007 standstill agreement so that Southeastern could purchase from the Company $100,062,000 aggregate principal amount of the Company’s 15% Convertible Senior Notes due 2013.  If Southeastern were to beneficially own all of the 557,300,000 shares of common stock that it is permitted to own in accordance with the provisions of the Standstill Agreement described above, this ownership would represent approximately 34% of the Company’s outstanding common stock as of September 24, 2009.

This summary of the terms of the Standstill Agreement is qualified in its entirety by reference to the Standstill Agreement, filed as Exhibit 10.1 to this Current Report and incorporated by reference as if set forth in full.

Item 9.01. Financial Statements and Exhibits

(a)      Financial Statements of Business Acquired

None

(b)      Pro Forma Financial Information

None

(c)      Shell Company Transactions

None

(d)      Exhibits

10.1         Standstill Agreement, dated as of October 26, 2009, between Level 3 Communications, Inc. and Southeastern Asset Management, Inc., on behalf certain institutional clients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: October 26, 2009

Exhibit Index

Exhibit	Description

10.1	Standstill Agreement, dated as of October 26, 2009, between Level 3 Communications, Inc. and Southeastern Asset Management, Inc., on behalf certain institutional clients.